Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in NextSource Materials Inc.’s (the “Company”) Annual Report on Form 10-K our report dated September 27, 2017 relating to the consolidated financial statements of the Company, consisting of the consolidated balance sheets as of June 30, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity (deficiency) for the years ended June 30, 2017 and 2016, and the incorporation by reference of such report in the Registration Statement on Form S-8 (No. 333-32294, No 333-147214, No. 333-164982, No. 333-173881, No. 333-179827, No. 333-186917, No. 333-193061 and No. 333-201793) of the Company.

Signed:

Mississauga, Ontario

October 31, 2017

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